Exhibit 99.1

Scholastic Announces Sale of Direct-to-Home Continuities Business

NEW YORK--(BUSINESS WIRE)--Scholastic Corporation (NASDAQ: SCHL) today announced that it has entered into a definitive agreement with Sandvik AS to purchase its U.S. direct-to-home continuities business. Sandvik AS is a Norway-based, family-owned company whose primary line of business is operating consumer-direct, age-appropriate children’s book clubs, using email and the Internet to reach their target audience of parents with children up to age seven. Scholastic expects to close the sale in the first quarter of fiscal year 2009. The Scholastic facilities in Maumelle, AR and Danbury, CT were not included in the transaction.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world’s largest publisher and distributor of children’s books and a leader in educational technology and children’s media. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children's books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs and school-based book fairs, retail stores, schools, libraries, television networks and the Company’s Internet Site, www.scholastic.com.

CONTACT:
Scholastic Corporation
Media:
Kyle Good, 212-343-4563
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Investors:
Jeffrey Mathews, 212-343-6741